Exhibit 4.5

SHARE REDEMPTION PROGRAM

The board of directors of Wells Real Estate Investment Trust II, Inc., a Maryland corporation (the “Company”), has adopted a Share Redemption Program (the “SRP”), the terms and conditions of which are set forth below. Capitalized terms shall have the same meaning as set forth in the Company’s charter unless otherwise defined herein.

1. Share Redemption. Subject to the terms and conditions of this SRP, including the limitations on redemptions set forth in paragraph 3 and the procedures for redemption set forth in paragraph 4, the Company will redeem such number of shares of the Company’s Common Stock (“Shares”) as requested by a stockholder or the authorized representative of a stockholder.

2. Redemption Price. The price at which the Company will redeem a Share depends on whether the redemption is sought within two years of a stockholder’s death or Qualifying Disability (as defined in paragraph 6 below). The redemption of a Share that is not sought within two years of a stockholder’s death or Qualifying Disability is referred to as an “Ordinary Redemption.”

a. The price that the Company will pay to redeem a Share pursuant to an Ordinary Redemption is as follows:

i. Prior to the date on which the Company completes its offering stage, 91.0% of the price paid to acquire the Share from the Company;

ii. On or after the date on which the Company completes its offering stage, 95.0% of the estimated per share value of the Common Stock, as determined by the Company’s advisor or another firm chosen for that purpose.

b. The price that the Company will pay to redeem a Share within two years of a stockholder’s death or Qualifying Disability (as defined in paragraph 6 below) is as follows:

i. Prior to the date on which the Company completes its offering stage, the price paid to acquire the Share from the Company.

ii. On or after the date on which the Company completes its offering stage, the estimated per share value of the Common Stock, as determined by the Company’s advisor or another firm chosen for that purpose.

The Company’s offering stage will be complete 18 months after the termination of an offering of Shares by the Company if no other offering of Shares commenced within such 18-month period. An “offering” referred to in the foregoing sentence (i) shall be a public offering or a private offering if the private offering is to third parties and is deemed sufficiently robust by the Company’s Board of Directors as to be the basis for establishing a fair market value for the Shares and (ii) shall not include offerings on behalf of selling stockholders or offerings related to any dividend reinvestment plan, employee benefit plan, or the redemption of interests in Wells Operating Partnership II, L.P., the Company’s operating partnership. On or after the date on which the Company completes its offering stage, the Company will report the redemption price in its annual report and three quarterly reports publicly filed with the Securities and Exchange Commission.

3. Limitations on Redemption. Notwithstanding anything contained in this SRP to the contrary, the Company’s obligation to redeem Shares pursuant to paragraph 1 hereof is limited as follows:

a. Except as set forth in paragraph 5(a) below, the Company will not make an Ordinary Redemption of a Share until such Share has been issued and outstanding for at least one year, provided that, if the Company is redeeming all of a stockholder’s Shares, then the Company will redeem Shares purchased by such stockholder pursuant to the Company’s dividend reinvestment plan even if such Shares have not been issued and outstanding for at least one year.

b. The Company will not redeem Shares on any Redemption Date (as defined in paragraph 4 below) to the extent that such redemptions would cause the amount paid for Ordinary Redemptions during the then-current calendar year to exceed 50% of the net proceeds from sales of Shares under the Company’s dividend reinvestment plan during such calendar year.

c. The Company will not redeem Shares on any Redemption Date to the extent that such redemptions would cause the aggregate amount paid for Ordinary Redemptions and for redemptions sought within two years of a stockholder’s Qualifying Disability (as defined in paragraph 5 below) during the then-current calendar year to exceed 5% of the weighted-average number of shares outstanding in the prior calendar year.

d. The Company will not redeem Shares on any Redemption Date to the extent that such redemptions would cause the aggregate amount paid for all redemptions during the then-current calendar year to exceed 100% of the net proceeds from the Company’s dividend reinvestment plan during such calendar year.

e. With respect to Ordinary Redemptions effected through the end of February 2009, the limit set forth at paragraph 3(b) may be exceeded provided that such redemptions do not cause total Ordinary Redemptions during the applicable calendar year to exceed 50% of the expected net proceeds from the sale of shares under the Company’s dividend reinvestment plan during such calendar year.

f. No Ordinary Redemptions shall be effected during the one-year period commencing with the date that is 30 days from the filing with the Securities and Exchange Commission of the Quarterly Report on Form 10-Q for the period ending June 30, 2009, which Quarterly Report shall serve as notice of the amendments to this SRP approved on August 13, 2009.

4. Procedures for Redemption. The Company will redeem Shares on the last business day of each month (each such date, a “Redemption Date”). For a stockholder’s Shares to be eligible for redemption on a given Redemption Date, the Company must receive a written redemption request from the stockholder or from an authorized representative of the stockholder setting forth the number of Shares requested to be redeemed at least five business days before the Redemption Date. If the Company cannot repurchase all Shares presented for redemption in any month because of the limitations on redemption set forth in paragraphs 3(a) and (b), then the Company will honor redemption requests on a pro rata basis, except that (i) if a pro rata redemption would result in a stockholder owning less than half of the minimum amount required by applicable state law (the “Minimum Purchase Requirement”), then the Company would redeem all of such stockholder’s Shares; and (ii) if a pro rata redemption would result in a stockholder owning more than half but less than all of the Minimum Purchase Requirement, then the Company would not redeem any Shares that would reduce a stockholder’s ownership of Shares below the Minimum Purchase Requirement.

If the Company does not completely satisfy a redemption request at month-end because the Company did not receive the request in time or because of the limitations on redemption set forth in paragraphs 3(a) and (b), then the Company will treat the unsatisfied portion of the redemption request as a request for redemption at the next Redemption Date funds are available for redemption, unless the redemption request is withdrawn. Any stockholder can withdraw a redemption request by sending written notice to the Company at the address set forth in paragraph 8, provided such notice is received before the Redemption Date.

5. Special Provisions upon the Death or Qualifying Disability of a Stockholder. Notwithstanding anything herein to the contrary, the Company will treat redemption requests sought within two years of a stockholder’s death or Qualifying Disability differently than Ordinary Redemptions, as follows:

a. There is no requirement that Shares be issued and outstanding for at least one year before being redeemed; and

b. The special redemption pricing terms set forth in Paragraph 2.b. will apply.

Except as specifically set forth in this paragraph 5, redemptions upon the death or Qualifying Disability of a stockholder are subject to the same limitations and terms and conditions as other redemptions, including the limitations on redemptions set forth in paragraph 3 and the redemption request procedures set forth in paragraph 4. A stockholder that is a trust may only redeem on the terms available in connection with the death or Qualifying Disability of a stockholder if the deceased or disabled was the sole beneficiary of the trust or if the only other beneficiary of the trust was the spouse of the deceased or disabled.

6. Qualifying Disability Determinations. In order for a stockholder’s disability to entitle such stockholder to the special redemption terms described in paragraph 5 (a “Qualifying Disability”), (1) the stockholder must receive a determination of disability based upon a physical or mental condition or impairment arising after the date the stockholder acquired the Shares to be redeemed, and (2) such determination of disability must be made by the governmental agency responsible for reviewing the disability retirement benefits that the stockholder could be eligible to receive (the “Applicable Government Agency”). The Applicable Government Agencies are limited to the following: (i) if the stockholder paid Social Security taxes and, therefore, could be eligible to receive Social Security disability benefits, then the Applicable Governmental Agency is the Social Security Administration or the agency charged with responsibility for administering Social Security disability benefits at that time if other than the Social Security Administration; (ii) if the stockholder did not pay Social Security taxes and, therefore, could not be eligible to receive Social Security disability benefits, but the stockholder could be eligible to receive disability benefits under the Civil Service Retirement System (“CSRS”), then the Applicable Governmental Agency is the U.S. Office of Personnel Management or the agency charged with responsibility for administering CSRS benefits at that time if other than the Office of Personnel Management; or (iii) if the stockholder did not pay Social Security taxes and, therefore, could not be eligible to receive Social Security benefits but suffered a disability that resulted in the stockholder’s discharge from military service under conditions that were other than dishonorable and, therefore, could be eligible to receive military disability benefits, then the Applicable Governmental Agency is the Department of Veterans Affairs or the agency charged with the responsibility for administering military disability benefits at that time if other than the Department of Veterans Affairs.

A disability determination by a governmental agency for purposes other than those listed above, including but not limited to worker’s compensation insurance, administration or enforcement of the Rehabilitation Act or Americans with Disabilities Act, or waiver of insurance premiums will not be considered a Qualifying Disability. Redemption requests following an award by the Applicable Governmental Agency of disability benefits must be accompanied by: (1) the investor’s initial application for disability benefits and (2) a Social Security Administration Notice of Award, a U.S. Office of Personnel Management determination of disability under CSRS, a Department of Veterans Affairs record of disability-related discharge or such other documentation issued by the Applicable Governmental Agency that the Company deems acceptable and that demonstrates an award of the disability benefits.

Because the following disabilities do not entitle a worker to Social Security disability benefits, they will not be considered Qualifying Disabilities, except in the limited circumstances when the investor is awarded disability benefits by the other Applicable Governmental Agencies described above:

a. disabilities occurring after the legal retirement age;

b. temporary disabilities; and

c. disabilities that do not render a worker incapable of performing substantial gainful activity.

7. Termination, Suspension or Amendment of the SRP by the Company. The Company may amend, suspend or terminate the SRP for any reason upon 30 days’ notice to the Company’s stockholders. The Company is not restricted in the manner in which it may notify stockholders of an amendment, suspension or termination of the SRP. Notwithstanding the foregoing, until a secondary market develops for the Shares, or until the Company’s board of directors decides to commence a liquidation of the Company, the Company may not amend the SRP in a way that materially adversely affects the rights of redeeming heirs without approval of the Company’s stockholders.

The SRP provides stockholders a limited ability to redeem Shares for cash until a secondary market develops for the Shares. If and when such a secondary market develops, the SRP will terminate automatically.

8. Address for Notice of Redemption Requests. Stockholders who desire to redeem their shares must provide written notice to Wells Investment Securities, at 6200 The Corners Parkway, Suite 250, Norcross, GA 30092, ATTN: Investor Services.

9. Liability of the Company. The Company shall not be liable for any act done in good faith or for any good faith omission to act.

10. Governing Law. The SRP shall be governed by the laws of the State of Maryland.

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